Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Phoenix Energy One, LLC (the “Company” “we,” “us,” or “our”) had one class of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)—the Company’s Series A Cumulative Redeemable Preferred Shares (the “Preferred Shares”), which are listed on the NYSE American LLC (the “NYSE American”) and trade under the trading symbol “PHXE.P.”

Description of Series A Cumulative Redeemable Preferred Shares

General

In September 2025, the Company completed its offering of the Preferred Shares pursuant to Regulation A promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), which shares were listed on the NYSE American under the ticker symbol PHXE.P and commenced trading on September 30, 2025. The Company sold an aggregate of 2,704,023 Preferred Shares at closing, which represented $67.6 million in initial liquidation preference at a public offering price of $20.00 per share for gross proceeds of $54.1 million.

Our board of directors may authorize the issuance and sale of additional Preferred Shares from time to time subject to any requisite shareholder approval set forth in our Third Amended and Restated Limited Liability Company Agreement (the “Third ARLLCA”).

Distributions

Holders of the Preferred Shares are entitled to receive, when, as, and if authorized by our board of directors and declared by us, cumulative cash distributions based on the initial stated liquidation preference of $25.00 per Preferred Share at a rate equal to:

(i)
from, and including, the date of original issuance to, but excluding, October 15, 2028, at a fixed rate equal to 10.00% per annum (equivalent to $2.50 per annum per Preferred Share);
(ii)
from and including October 15, 2028 to, but excluding, October 15, 2029, at a fixed rate equal to 10.50% per annum (equivalent to $2.625 per annum per Preferred Share); and
(iii)
from and including October 15, 2029, at a fixed rate equal to 11.00% per annum (equivalent to $2.75 per annum per Preferred Share).

A “distribution period” means the period from, and including, each distribution payment date (as defined below) to, but excluding, the next succeeding distribution payment date. Distributions on the Preferred Shares shall accumulate daily and be cumulative from, and including, the date of original issue and shall be payable quarterly in arrears on the 15th day of each April, July, October, and January (each, a “distribution payment date”) (provided that if any distribution payment date is not a business day, then the distribution that would otherwise have been payable on that distribution payment date may be paid on the next succeeding business day and no interest, additional distributions, or other sums will accrue on the amount so payable for the period from and after that distribution payment date to that next succeeding business day. Distributions will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Distributions are payable to holders of record as they appear in our transfer records for the Preferred Shares at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a business day, in which the applicable distribution payment date falls, except that in the case of payments of distributions in arrears, the record date with respect to a distribution payment date will be such date as may be designated by our board of directors (each, a “distribution record date”). The distributions payable on any distribution payment date shall include distributions accumulated to, but not including, such distribution payment date.

So long as the Preferred Shares are held of record by the nominee of the Securities Depositary (as defined below), declared distributions will be paid to the Securities Depositary in same-day funds on each distribution payment date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Preferred Shares in accordance with the instructions of such beneficial owners.

No distributions on the Preferred Shares shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment, or setting apart for payment thereof or provide that the authorization, payment, or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment, or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, distributions on the Preferred Shares accrue whether or not we have earnings, whether there are assets legally available for the payment of such distributions, and whether such distributions are authorized or declared. No interest, additional distributions, or other sums are payable in respect of any distribution payment or payments on the Preferred Shares that may be in arrears. Future distributions on our common equity interests and preferred equity interests, including the Preferred Shares, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flows from operations, financial condition, and capital requirements, any debt service requirements, and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions or what the actual distributions will be for any future period.

Unless full cumulative distributions on the Preferred Shares and any Parity Securities (as defined below) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions shall be declared or paid or set aside for payment upon any Junior Securities (as defined below) (other than a distribution payable solely in Junior Securities). Accumulated distributions in arrears for any past distribution period may be declared by our board of directors and paid on any date fixed by the board of directors, whether or not a distribution payment date, to holders of the Preferred Shares on the record date for such payment. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the Preferred Shares (e.g., monthly rather than quarterly), the board of directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the board of directors expects to have sufficient funds to pay the full distribution in respect of the Preferred Shares on the next distribution payment date.

Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Preferred Shares and Parity Securities at such time. Holders of the Preferred Shares are not entitled to any distribution in excess of full cumulative distributions described above.

The terms of that certain Amended and Restated Senior Secured Credit Agreement, dated as of August 12, 2024, by and among the Company, Phoenix Operating LLC, as borrower, each of the lenders from time to time party thereto, and Fortress Credit Corp., as administrative agent for the lenders (as the same may be amended or supplemented from time to time, the “Fortress Credit Agreement”), prohibit us from making payments or distributions with respect to securities, including the Preferred Shares, subject to certain exceptions. Under the terms of the Fortress Credit Agreement we may only declare or make a distribution with respect to the Preferred Shares so long as, among other things, (i) no default or event of default has occurred and is continuing or would occur as a result of such distribution and (ii) immediately after giving effect to such distribution we remain in compliance with the financial covenants to maintain (a) a maximum total secured leverage ratio, (b) a minimum current ratio, and (c) a minimum asset coverage ratio on a pro forma basis.

Redemption

We may, at our option, redeem, in whole or in part, at any time or from time to time, the Preferred Shares for cash at a redemption price of $27.50 per Preferred Share, plus any accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption. We may undertake multiple partial redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.

In the event we elect to redeem any Preferred Shares, we will give notice of any redemption not less than 30 days and not more than 60 days before the scheduled date of redemption to the holders of any Preferred Shares to be redeemed as such holders’ names appear on our transfer records maintained by the transfer agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all outstanding Preferred Shares are to be redeemed, the number of Preferred Shares to be redeemed from such holder; (iii) the redemption price; (iv) the place where any Preferred Shares in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor; and (v) that distributions on the Preferred Shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Preferred Shares are to be redeemed, the number of Preferred Shares to be redeemed will be determined by us, and such Preferred Shares will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata, or by lot, with adjustments to avoid redemption of fractional units. So long as all Preferred Shares are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Preferred Shares to be redeemed, and the Securities Depositary will determine the number of Preferred Shares to be redeemed from the account of each of its participants holding such Preferred Shares in its participant account. Thereafter, each participant will select the number of Preferred Shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Preferred Shares for its own account). A participant may determine to redeem Preferred Shares from some beneficial owners (including the participant itself) without redeeming Preferred Shares from the accounts of other beneficial owners.

So long as the Preferred Shares are held of record by the nominee of the Securities Depositary, the redemption price will be paid by Equity Stock Transfer, LLC, as paying agent (the “Paying Agent”), to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Preferred Shares as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such Preferred Shares is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If a notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such Preferred Shares will cease to accumulate and all rights of holders of such Preferred Shares as limited partners will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions to the date fixed for redemption, whether or not declared. The holders of Preferred Shares will have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent by us for any reason, including, but not limited to, redemption of Preferred Shares, that remain unclaimed or unpaid after one year after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such Preferred Shares is registered in the name of the Securities Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such Preferred Shares a new certificate (or adjust the applicable book-entry account)

representing the number of Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such Preferred Shares, including all accumulated and unpaid distributions to, but excluding, the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We may from time to time purchase Preferred Shares, subject to compliance with all applicable securities and other laws. We have no obligation, or any present plan or intention, to purchase any Preferred Shares. Any Preferred Shares that we redeem or otherwise acquire will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem, or otherwise acquire, in whole or in part, any Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Preferred Shares and any Parity Securities. Junior Securities may not be redeemed, repurchased, or otherwise acquired by us unless full cumulative distributions on the Preferred Shares and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

The terms of the Fortress Credit Agreement prohibit us from redeeming or otherwise repurchasing any of our securities, including the Preferred Shares, subject to certain exceptions. Under the terms of the Fortress Credit Agreement we may only redeem the Preferred Shares so long as, among other things, (i) no default or event of default has occurred and is continuing or would occur as a result of such redemption and (ii) immediately after giving effect to such redemption we remain in compliance with the financial covenants to maintain (a) a maximum total secured leverage ratio, (b) a minimum current ratio, and (c) a minimum asset coverage ratio on a pro forma basis.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, our equityholders will be entitled to distributions in accordance with their respective positive capital account balances. The holders of Preferred Shares will be allocated items of our gross income and gain in a manner designed to cause such holders to have a positive capital balance equal to the initial liquidation preference of $25.00 per Preferred Share, which liquidation preference will be subject to increase by the per Preferred Share amount of any accumulated and unpaid distributions of Preferred Shares. If the amount of our gross income and gain available to be specially allocated to the holders of Preferred Shares is not sufficient to cause the capital account of a Preferred Share to equal the liquidation preference of the Preferred Shares, then the amount that a holder of Preferred Shares would receive upon liquidation may be less than the liquidation preference of the Preferred Shares. The rights of the holders of Preferred Shares to receive the liquidation preference will be subject to the rights of our creditors and the holders of any Senior Securities, and the proportional rights of holders of Parity Securities.

Holders of Preferred Shares will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of our remaining assets.

No Maturity, Sinking Fund, Mandatory Redemption, Conversion, or Preemptive Rights

Each Preferred Share has no stated maturity, is not subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless we decide, at our option, to exercise our optional redemption right. The Preferred Shares are not convertible into any other securities or property of the Company and no holders of Preferred Shares will have any preemptive rights to purchase or subscribe for our common shares, representing limited liability company interests, or any other security.

Limited Voting Rights

Holders of the Preferred Shares do not have any voting rights, except as specifically set forth in the Third ARLLCA and the Share Designation for the Preferred Shares (the “Share Designation”) and described below or as otherwise required by law.

Whenever distributions on the Preferred Shares are in arrears for six or more quarterly distribution periods (whether or not consecutive), the number of directors constituting our board of directors will be automatically increased by two and the holders of the Preferred Shares and the holders of all other classes or series of our preferred shares we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Preferred Shares in the election referred to below will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding Preferred Shares or by the holders of any other class or series of preferred shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Preferred Shares in the election of those two directors, and at each subsequent annual meeting until all distributions accumulated on the Preferred Shares for all past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

In that case, the right of holders of the Preferred Shares to elect any directors will cease and, unless there are other classes or series of our preferred shares upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Preferred Shares will immediately terminate and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of Preferred Shares be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our securities is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Preferred Shares (voting separately as a class with all other classes or series of preferred shares that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Preferred Shares in the election of such directors) pursuant to these voting rights exceed two.

If, at any time when the foregoing voting rights conferred upon the Preferred Shares are exercisable, any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining such director or by the vote of the holders of record of the outstanding Preferred Shares and any other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Preferred Shares in the election of directors (as described above). Any director elected or appointed pursuant to the procedures described above may be removed only by the affirmative vote of holders of the outstanding Preferred Shares and any other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Preferred Shares in the election of directors pursuant to the procedures described above, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Preferred Shares and any such other classes or series of preferred shares, and may not be removed by the holders of our common shares.

If a special meeting is not called by us within 30 days after request from the holders of Preferred Shares as described above, then the holders of record of at least 25% of the outstanding Preferred Shares may designate a holder to call the meeting at our expense.

On each matter on which holders of Preferred Shares are entitled to vote, each Preferred Share will be entitled to one vote, except that when shares of any other class or series of our preferred shares have the right to vote with the Preferred Shares as a single class on any matter, the Preferred Shares and the shares of each such other class or series will have one vote for each share held.

So long as any Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the Preferred Shares, voting as a single class, outstanding at the time, given in person or by proxy, either in writing or at a meeting, amend, alter, or repeal the provisions of our Third ARLLCA or the Share Designation so as to materially and adversely affect any preferences, rights, privileges, or voting power of the Preferred Shares; provided, however, that our issuance of additional equity securities (including, for the avoidance of doubt, additional Preferred Shares and Parity Securities) (and any amendments to the Third ARLLCA or Share Designation in connection therewith) shall not be deemed to materially and adversely affect any preferences, rights, privileges, or voting power of the Preferred Shares, and no amendment of the Third ARLLCA or Share Designation in connection with a merger or other transaction in which the Preferred Shares remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders of the Preferred Shares (as determined by the board of directors) shall be deemed to materially and adversely affect any preferences, rights, privileges, or voting power of the Preferred Shares. For the avoidance of doubt, the board of directors may increase the authorized amount of Preferred Shares, or create additional Parity Securities, without the vote or consent of the holders of the Preferred Shares.

In addition, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Preferred Shares, voting as a class together with holders of Parity Securities upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, (x) create or issue any Preferred Shares or Parity Securities if the cumulative distributions payable on the outstanding Preferred Shares (or any Parity Securities, if the holders of such Parity Securities vote as a class together with the holders of the Preferred Shares) are in arrears or (y) create or issue any Senior Securities.

Pursuant to the rules of the NYSE American, if proposed amendments to the Third ARLLCA or Share Designation would materially and adversely affect the preferences, rights, privileges, or voting powers of the Preferred Shares disproportionately relative to any other class or series of parity preferred shares, the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, voting as a separate class, is also required.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust or with the transfer agent to effect such redemption.

Except as expressly stated in the Third ARLLCA for the Preferred Shares or as may be required by applicable law, the Preferred Shares will not have any relative, participating, optional, or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

In addition, pursuant to the terms of the Fortress Credit Agreement, we can only amend, modify, waive, or otherwise change, consent, or agree to any amendment, modification, waiver, or other change to the terms of the Preferred Shares with the prior written consent of the administrative agent and majority lenders under the Fortress Credit Agreement.

Ranking

The Preferred Shares rank, with respect to rights to the payment of distributions and the distribution of assets upon our liquidation, dissolution, or winding-up:

(1) senior to all classes or series of equity securities issued by us other than equity securities referred to in clauses (2) and (3) (“Junior Securities”);

(2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Preferred Shares with respect to rights to the payment of distributions and the distribution of assets upon our liquidation, dissolution, or winding up (“Parity Securities”);

(3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Preferred Shares with respect to rights to the payment of distributions and the distribution of assets upon our liquidation, dissolution, or winding up (“Senior Securities”); and

(4) junior to all of our existing and future indebtedness and to the indebtedness and equity securities of our existing subsidiaries and any future subsidiaries.

Transfer Agent

The paying agent, transfer agent, and registrar for the Preferred Shares is Equity Stock Transfer, LLC, 237 W 37th Street, suite 602, New York, New York 10018, (212)-575-5757.

Book-Entry Procedures

The Preferred Shares have been issued in the form of one or more global securities and were originally issued to The Depository Trust Company (“DTC”) (and its successors or assigns), and may in the future be issued to any other securities depositary selected by us (together with DTC, the “Securities Depositary”), and registered in the name of its nominee (initially, Cede & Co.), for credit to an account of a direct or indirect participant in the Securities Depositary. No holder of the Preferred Shares is entitled to receive a certificate evidencing such Preferred Shares unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter.

Payments and communications made by us to holders of the Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Preferred Shares, each purchaser of Preferred Shares must rely on (i) the procedures of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to receive distributions, any redemption price, liquidation preference, and notices, and to direct the exercise of any voting rights, with respect to such Preferred Shares and (ii) the records of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to evidence its ownership of such Preferred Shares.

So long as the Securities Depositary (or its nominee) is the sole holder of the Preferred Shares, no beneficial holder of the Preferred Shares will be deemed to be a holder of Preferred Shares. DTC, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own DTC. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Preferred Shares, whether as a holder of the Preferred Shares for its own account or as a nominee for another holder of the Preferred Shares.

Third Amended and Restated Limited Liability Company Agreement

Purpose

Under our Third ARLLCA, we are permitted to conduct or engage in, directly or indirectly through subsidiaries, any business, purpose, or activity that lawfully may be conducted by a limited liability company formed pursuant to the Delaware Limited Liability Company Act (the “DLLCA”), and to conduct any and all activities related or incidental to the foregoing purposes.

We will continue in full force and effect until dissolved in accordance with the Third ARLLCA and the DLLCA.

Power of Attorney

Each shareholder, and each person who acquires a share from a shareholder, by accepting the share, automatically grants to each of our chief executive officer, chief financial officer, secretary, and any director a power of attorney to, among other things, execute and file documents required for our qualification, continuance, or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our Third ARLLCA.

Board of Directors

Pursuant to our Third ARLLCA, our business and affairs are managed under the direction of our board of directors, and each director shall constitute a “manager” within the meaning of, and for all purposes of, the DLLCA. The board of directors has the power to appoint our officers and delegate various authorities to such officers. No shareholder, by virtue of its status as such, shall have any power or authority to conduct or manage our business and affairs.

Our board of directors will consist of no fewer than one director and no more than seven directors, and the exact number of our directors will be fixed from time to time by our board of directors. Each director elected to our board of directors will serve for a one-year term or until his or her earlier death, resignation, disqualification, or removal. Any vacancy on our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum is present, or by a sole remaining director.

The Third ARLLCA provides that any directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the then outstanding common shares, taken either at a shareholders meeting called for such purpose or by written or electronic consent.

Pursuant to the Share Designation, if we do not pay distributions on the Preferred Shares for six or more quarterly distribution periods (whether or not consecutive), the maximum number of directors will be automatically increased by two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all distributions that we owe on the Preferred Shares, subject to certain limitations described in the section entitled “—Description of Series A Cumulative Redeemable Preferred Shares—Limited Voting Rights.”

Distributions

Pursuant to our Third ARLLCA, subject to the applicable provisions of the DLLCA and the terms of any applicable Share Designation, distributions may be paid to the holders of our common shares out of our assets legally available therefor only when, as and if determined by our board of directors. Prior to making any such distributions to the holders of our common shares, the holders of our Preferred Shares are entitled to receive, when, as, and if authorized by our board of directors and declared by us, cumulative quarterly cash distributions. See ““—Description of Series A Cumulative Redeemable Preferred Shares—Distributions” above.

Under the DLLCA, a limited liability company may not make a distribution to its shareholders if, after giving effect to the distribution, the liabilities of the limited liability company (other than liabilities to shareholders on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specified property of the limited liability company) would exceed the fair value of its assets (except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds that liability).

Except as may be set forth in any share designation with respect to any preferred shares, any distributions declared by the board of directors will be paid to the holders of common shares on a pro rata basis. Any additional classes or series of shares created pursuant to a share designation may rank senior, equal or junior to the common shares with respect to distributions. The Third ARLLCA authorizes us to withhold from payments or other distributions to the shareholders, and to pay over to any U.S. federal, state, or local government or any foreign government, any amounts required to be so withheld pursuant to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable tax law.

Share Repurchases and Redemptions

The Third ARLLCA authorizes us to (i) issue shares that may or are required to be redeemed at the option of the shareholder or at our option and (ii) purchase any class or series of shares from any shareholders, in each case, on such terms and in such manner as our board of directors determines.

If our board of directors determines that any shareholder’s ownership of shares will result in any non-de minimis adverse tax, regulatory, or legal consequences to us, any of our subsidiaries, or any other direct or indirect holder of shares (an “Adverse Consequence”), we will have the option, but not the obligation, to (i) redeem, (ii) repurchase, or (iii) assign to a third party the right to purchase the minimum number of shares held by such shareholder as is necessary to eliminate such Adverse Consequence. If the applicable shares (i) are not traded on a national securities exchange, they will be sold for fair market value as determined by the board of directors, or (ii) are traded on a national securities exchange, they will be sold for fair market value based on the last sales price per share as of the close of trading of such national securities exchange or, if there is no such last sales price, the average of the bid and ask price per such share, in each case, for the eight trading days prior to such date.

Share Distributions, Splits, Subdivisions, and Combinations; Preemptive Rights; Appraisal Rights

The Third ARLLCA authorizes the board of directors to declare and pay to the shareholders distributions in the form of additional shares, or effect a split, subdivision, or combination of shares of any class or series at any time, subject to the applicable provisions of the DLLCA and any share designation.

The DLLCA does not provide any statutory preemptive rights. Except as may be set forth in any share designation, the holders of our common shares and the Preferred Shares do not have preemptive rights to acquire additional securities.

The DLLCA does not provide appraisal rights to members of a limited liability company unless such rights are explicitly included in its limited liability company agreement. The Third ARLLCA does not provide for any appraisal rights except to the limited extent provided with respect to the required redemption or repurchase of shares in connection with an Adverse Consequence.

Restrictions on Transfer

The Third ARLLCA authorizes the board of directors to decline, approve, or authorize the registration of any transfer of shares in certain circumstances, including if such transfer would result in an Adverse Consequence, including if such transfer would violate applicable law, including U.S. federal or state securities laws or rules and regulations of the SEC or cause us to be treated as an association taxable as corporation or otherwise to be treated as other than a partnership for U.S. federal income tax purposes.

Information Rights

The Third ARLLCA provides that the shareholders’ rights to information are limited to such information as shall be filed by us with the SEC or included in any annual report or other communications from time to time, and such tax information (if any) we may be required to send to shareholders, and no shareholder shall have the right to obtain or access any other information, including any books and records.

No Liability for Further Calls or Assessments

All shares issued pursuant to and in accordance with the Third ARLLCA will be fully paid and non-assessable limited liability company interests, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA.

Shareholder Approvals

The Third ARLLCA sets forth matters that the holders of our common shares and any other voting securities are entitled to vote on. Other than as expressly set forth in the Third ARLLCA, shareholders have no approval rights with respect to any matter relating to us, including any matter with respect to which members of limited liability companies have default approval rights under the DLLCA. Common shareholders may act with respect to, or are otherwise required to approve, among others: (i) the removal of any director from our board of directors, at any time, with or without cause; (ii) compensation to any liquidator that is appointed for services related to a dissolution; (iii) certain amendments to the provisions of the Third ARLLCA; (iv) entering into merger, consolidation, conversion, or division, subject to limited exceptions; (v) selling, exchanging, or otherwise disposing of all or substantially all of our assets, subject to limited exceptions; (vi) amending, altering, or repealing the provisions of the Third ARLLCA so as to materially and adversely affect any preferences, rights, powers, and duties of the common shares; and (vii) issuing or creating any additional shares or securities (including any additional preferred shares pursuant to a share designation), including pursuant to any long term incentive plan.

All matters submitted to shareholders for approval may be approved in a meeting or by written or electronic consent. Pursuant to the Third ARLLCA, shareholder approval means approval of any matter by holders of common shares (and any other voting shares), voting together as a single class (unless otherwise provided for in the Third ARLLCA, including in any share designation), either (A) at a meeting of shareholders at which a quorum is present, upon the affirmative vote of holders of a majority of the voting power represented by the common shares (and any other voting shares) present at such meeting, or (B) by action by consent of the shareholders upon consent of holders of a majority of the voting power represented by all outstanding common shares (and any other voting shares). In the event of a tie vote, the chairman of the board of directors shall be entitled to cast the deciding vote.

A number of amendments to the provisions of the Third ARLLCA do not require shareholder approval, including amendments to: (i) change our name, registered agent, or registered office; (ii) admit, substitute, withdraw, or remove shareholders in accordance with the Third ARLLCA; (iii) implement a change that the board of directors determines to be necessary or appropriate to qualify or continue our existence or qualification as a limited liability company under the DLLCA; (iv) make a change that the board of directors determines to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation, or interpretation; (v) restrict the transfer of shares in accordance with the Third ARLLCA; (vi) implement a change that the board of directors determines to be necessary or appropriate for the proper administration of the company as a partnership for U.S. federal income tax purposes, to preserve or achieve uniformity of a class of shares for U.S. federal income tax purposes, or to facilitate the preparation and delivery to shareholders of the tax information in accordance with the Third ARLLCA; (vii) implement a change that the board of directors determines to be necessary or appropriate following any change in the classification of the company for U.S. federal income tax purposes under Treasury Regulation Section 301.7701-1, et seq., or Section 7704 of the Code; or (viii) implement a change that the board of directors determines (a) does not materially and adversely affect the shareholders (or the holders of any particular class or series of shares), (b) to be necessary to address changes in any applicable laws, (c) to be necessary or appropriate to facilitate the trading of the shares or comply with any rule, regulation, guideline, or requirement of any national securities exchange on which shares are or will be listed for trading, or (d) is required to effect the intent expressed in the Third ARLLCA.

Dissolution

Pursuant to the Third ARLLCA, we may be dissolved only upon the approval of our board of directors or if we cease to have any shareholders. Each shareholder will be deemed to have waived any and all right to seek judicial dissolution pursuant to Section 18-802 of the DLLCA or otherwise.

Limitation of Liability and Indemnification Matters

The Third ARLLCA provides that, notwithstanding any duties, including any fiduciary duties, otherwise existing at law or in equity, no Indemnitee (as defined below) will have any duties, including any fiduciary duties, to us, any shareholder, or any other person arising out of, or relating to, or in connection with us, the conduct of our business and affairs, or any action or omission taken or omitted to be taken, or consent or approval given or withheld, in each case in such persons’ capacity as an Indemnitee, whether pursuant to the Third ARLLCA or otherwise, other than those duties (if any) expressly set forth in the Third ARLLCA or any share designation and subject to the implied contractual covenant of good faith and fair dealing, to the extent applicable.

The Third ARLLCA provides that whenever the board of directors or an Indemnitee takes any action (or omits to take any action), or is permitted or required to make any decision or determination with respect to us or our business and affairs, whether pursuant to the terms of the Third ARLLCA or otherwise, then, to the fullest extent permitted by law, the board of directors and each Indemnitee will be entitled to take such action (or omit to take such action), or to make such decision or determination, in its sole and absolute discretion, and will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us, any of the shareholders or any other person, and will not be subject to any other or different standards that may otherwise apply under applicable law or in equity.

The Third ARLLCA provides that Indemnitees will not be liable to us, the shareholders, or any other persons for monetary damages for any breach of duties, except in the case of fraud, as determined by a final, non-appealable determination.

Indemnitees will be entitled to indemnification by us, to the fullest extent permitted by the DLLCA, against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, or other amounts incurred in connection with, or arising out of, any and all threatened, pending, or completed claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (including, without limitation, an action by or in the right of us), and whether formal or informal and including appeals, in which such Indemnitee is, was or may be involved, or is threatened to be involved, as a party, a witness, or otherwise, by reason of such person’s status as an Indemnitee, whether arising from any act or omission, any consent or approval given or withheld, or otherwise relating to us or our business and affairs, except in the case of fraud, as determined by a final, non-appealable determination.

We will not be required to indemnify an Indemnitee in connection with any claim, demand, action, suit, or proceeding commenced by such Indemnitee (unless the commencement of such claim, demand, action, suit, or proceeding by such person was authorized by the board of directors) or by us against such person upon the prior approval of the board of directors. Indemnitees will also be entitled to indemnification in connection with any claim, demand, action, suit, or proceeding referred to in this paragraph if they are successful on the merits with respect to such claim, demand, action, suit, or proceeding pursuant to a final, non-appealable determination.

Indemnitees will be entitled under the Third ARLLCA to advancement of expenses (including attorneys’ fees) prior to the resolution of any claim, demand, action, suit, or proceeding; provided that any such Indemnitee must repay such amounts if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified pursuant to the Third ARLLCA.

An Indemnitee will not be denied indemnification because they had an interest in the transaction with respect to which the indemnification applies, so long as the transaction is not otherwise prohibited under the Third ARLLCA.

We purchase and maintain insurance on behalf of Indemnitees in respect of potential claims, demands, actions, suits, or proceedings.

“Indemnitee” means each current and former director on our board of directors, officer, or other persons that may be designated by the board of directors from time to time as an “Indemnitee” for purposes of the Third ARLLCA, the partnership representative, and any person that the board of directors designates as an “Indemnitee” for purposes of the Third ARLLCA because such person’s status, service, or relationship exposes such person to potential claims, demands, suits, or proceedings relating to our business and affairs.

Governing Law; Choice of Forum

The Third ARLLCA is governed by and construed in accordance with the laws of Delaware without regard to principles of conflict of laws.

The Third ARLLCA requires any dispute, controversy, or claim arising out of or relating to the Third ARLLCA, or any breach, termination or the validity of the Third ARLLCA, our internal affairs, the ownership, transfer, or rights or obligations of or with respect to any shares, or any action or inaction arising out of the foregoing, as well as any question of the arbitrator’s jurisdiction or the existence, scope, or validity of the Third ARLLCA’s arbitration mechanism, to be submitted, upon notice delivered by any party to such claim, to confidential, final, and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the Comprehensive Arbitration Rules and Procedures (the “JAMS Procedures”) in effect at the time, except to the extent such procedures are modified in the Third ARLLCA; provided, however, that the foregoing arbitration requirements do not apply with respect to any suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, the Third ARLLCA provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The seat of arbitration shall be Irvine, California, and the arbitration shall be conducted in the English language. The parties to the arbitration will select, within 20 days of delivery by any party of a copy of the demand for arbitration, a single individual to serve as a neutral, mutually agreed upon arbitrator. If the parties are unable to agree upon a single individual to serve as arbitrator, then the arbitrator will be selected by JAMS in accordance with the JAMS Procedures. Under such arbitration, each of the parties to the dispute will simultaneously submit a proposed resolution of such dispute, after the conclusion of all testimony, to the arbitrator, who must make a determination by selecting, without modification, one of the resolutions submitted by the parties. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief.

The non-prevailing party (as determined in accordance with the arbitrator’s decision) will be responsible for paying the attorneys’ fees and disbursements of the other party or parties to such arbitration as well as all costs of the arbitration and fees of the arbitrator.

The decision of the arbitrator will be final and binding, shall not be subject to appeal, and shall be the sole and exclusive remedy between the parties regarding any disputes presented to the arbitrator. The prevailing party will be entitled to seek enforcement of the arbitrator’s decision in any court of competent jurisdiction.

All arbitration proceedings under the Third ARLLCA will be confidential, and the parties and their agents agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable law or is required to protect or pursue a legal right.